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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                    FORM 8-K

                                 CURRENT REPORT
     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

       Date of report (Date of earliest event reported): December 1, 1999

                           FIRST STERLING BANKS, INC.
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             (Exact name of registrant as specified in its charter)

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              GEORGIA                               33-78046                             58-2104977
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  (State of other jurisdiction of           (Commission File Number)         (IRS Employer Identification No.)
           incorporation)
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                   676 CHASTAIN ROAD, KENNESAW, GEORGIA 30144
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                   (Address of Principal Executive Officers)

                                  770-422-2888
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               Registrant's Telephone Number, including area code

                 1200 BARRETT PARKWAY, KENNESAW, GEORGIA 30144
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         (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS

PRESS RELEASE

                                                                December 1, 1999
                                                      For more information call:
                                            Edward C. Milligan at (770) 422-2888
                                                                Or
                                                    Sam B. Hay at (770) 385-2424

    First Sterling Banks, Inc. (NASDAQ: FSLB), and Main Street Banks Incorporated today announced the signing of a definitive agreement to merge the two suburban Atlanta banking companies. The merger of equals combination will create the largest community banking organization based in the Atlanta Metropolitan area. Upon consummation of the merger, which is expected to occur by June of 2000, the combined entity is expected to have over $900 million in total assets.

    The combined companies will operate under the corporate name of First Sterling Banks, Inc. The Board of Directors is expected to consist of eight directors, four from First Sterling and four from Main Street. The Chairman of the Board will be Robert R. Fowler, III, the current Chairman and Chief Executive Officer of Main Street, and Justice P. Harris Hines will serve as Vice Chairman of the Board. Edward C. Milligan, the current President and Chief Executive Officer of First Sterling, will continue in that role. Sam B. Hay, III, currently Executive Vice President and Chief Financial Officer of Main Street, will become Executive Vice President and Chief Operating Officer of First Sterling. The headquarters will remain at the current location in Kennesaw, Georgia.

    Under the proposed terms of the transaction, First Sterling will issue 1.01 shares of its stock for every one share of Main Street. Main Street shareholders are expected to receive approximately 63% of the fully diluted, common shares of the combined entity of 14.1 million shares. First Sterling shareholders are expected to own approximately 37% of the fully diluted shares.

    This combination will create the largest community banking franchise in the Atlanta metropolitan area. The combined entity will operate in some of the nation's most rapidly growing counties, including Clarke, Rockdale, Newton, Barrow, DeKalb, Cobb and Gwinnett. The combined population of these counties totals approximately 2.0 million or 26% of the state's population and is expected to grow to 2.4 million by the year 2010 and account for 41.7% of the state's projected growth. The resulting company is expected to be highly profitable. Based on combined results for the third quarter of 1999, combined return on assets would have been 1.5% and return on equity would have been 17.6%.

    The merger is expected to be immediately accretive to earnings per share, without any benefit from either revenue enhancements or merger efficiencies. The management of both organizations is committed to identifying and implementing such opportunities, without disrupting its community banking orientation. The combination is also expected to be accretive to such performance measurements as return on assets.

    According to Ed Milligan, current President and Chief Executive Officer of First Sterling, "We believe this combination will result in the pre-eminent community bank in the metro area. It will allow expanded services to our customers and communities. Our customers can anticipate no changes in the level of services that they have been receiving or the bank personnel who have been serving them."

    Rob Fowler said, "We are creating an institution with offices in six metropolitan Atlanta counties and Athens (Clarke County). We believe the company will be greater collectively than the two institutions individually. The transaction will increase our prominence and following in the investment community. We believe that as a result of the recent acquisition of many of Georgia's larger independent financial institutions, there is a unique opportunity for our new company. We believe that the company will enjoy the benefits of being a larger institution, such as diminishing the costs of redundant functions, while maintaining the level of service delivered by our affiliate banks at the local level."

    This news release contains forward-looking statements, including estimates of future operating results and other forward-looking financial information for Main Street Banks Incorporated and First Sterling
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Banks, Inc. These estimates constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. As such, the estimates involve significant risks and uncertainties. Actual results may differ materially due to such factors as: (1) expected cost savings from the merger not materializing within the expected time frame; (2) revenues following the merger not meeting expectations; (3) competitive pressures among financial institutions increasing significantly; (4) costs or difficulties related to the integration of the businesses of Main Street Banks Incorporated and First Sterling
Banks, Inc. being greater than anticipated; (5) general economic conditions being less favorable than anticipated; (6) legislation or regulatory changes adversely affecting the business in which the combined company will be engaged; and (7) the time of the completion of the transactions.

DATE: December 2, 1999

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                                                       FIRST STERLING BANKS, INC.

                                                       By:            /s/ EDWARD C. MILLIGAN
                                                            -----------------------------------------
                                                                        Edward C. Milligan
                                                                CHAIRMAN & CHIEF EXECUTIVE OFFICER
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